     Exhibit 5.1

300 E. Second Street, Suite 1510 Reno, NV 89501 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

September 18, 2020

Kintara Therapeutics, Inc.

12707 High Bluff Dr., Suite 200

San Diego, CA 92130

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Kintara Therapeutics, Inc., a Nevada corporation (the “Company”), by means of a registration statement on Form S-8 (as it may be amended and supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of 6,700,000 shares (the “Future Shares”)  of common stock, par value $0.001 per share of the Company (the “Common Stock”), issuable pursuant to the Del Mar Pharmaceutical (BC) Ltd. 2013 Amended and Restated Stock Option Plan and the Kintara Therapeutics, Inc. 2017 Omnibus Equity Incentive Plan (together, the “Plans”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plans and (iii) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.  With respect to the Future Shares, we have assumed that at the time of issuance, the Company has sufficient authorized, but unissued shares available to allow for such issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Future Shares have been duly authorized and, when issued and delivered pursuant to the Plans or pursuant to stock options or other instruments that have been issued pursuant to the Plans, such Future Shares will be validly issued, fully paid and nonassessable.

Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we

Kintara Therapeutics, Inc.

September 18, 2020

assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm therein and in the Prospectus and in any Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL